ARTICLES OF INCORPORATION
                                       OF
                                  AMRION, INC.


                                   ARTICLE I.

                              NAME OF CORPORATION

         The name of the Corporation is Amrion, Inc.


                                  ARTICLE II.

                                   (NOT USED)


                                  ARTICLE III.

                                   (NOT USED)


                                  ARTICLE IV.

                                   DIRECTORS

         The number of Directors shall be fixed in accordance with the Bylaws.


                                   ARTICLE V.

                            DURATION OF CORPORATION

         The Corporation shall exist perpetually unless dissolved according to law.

                                  ARTICLE VI.

                              PURPOSES AND POWERS

         Section 6.1 Purposes. The purpose of the Corporation shall be to transact all lawful business or businesses for which Corporations may be incorporated pursuant to applicable state law.

         Section 6.2 Powers. In addition to the powers specifically provided by state law, the Corporation shall have and may exercise all powers necessary or convenient to effect its purpose.


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                                  ARTICLE VII.

                                    CAPITAL

         The total number of shares of all classes of capital stock which the corporation shall have authority to issue is 10,000,000 shares of Common Stock, $.0011 par value per share. The holders of Common Stock shall have and possess all rights as shareholders of the corporation, including such rights as may be granted elsewhere by these Articles of Incorporation.

         The capital stock, after the amount of the subscription price has been paid in, shall not be subject to assessment or any other liability to pay the debts of the corporation.

         Any stock of the corporation may be issued for money, property, services rendered, labor done, cash advances for the corporation, for any other assets of value in accordance with the action of the Board of Directors, or other consideration permitted under the Colorado Business Corporation Act. The judgment of the Board of Directors as to value received in return for the issuance of shares shall be conclusive and said shares, when issued, shall be fully paid and nonassessable.

                                 ARTICLE VIII.

                                     VOTING

         No cumulative voting shall be allowed.

                                  ARTICLE IX.

                               PRE-EMPTIVE RIGHTS

         The shareholders shall have no pre-emptive rights to acquire any unissued or treasury shares of stock of the Corporation, securities convertible into shares, or securities carrying stock purchase options or warrants to acquire any unissued or treasury shares of stock of the Corporation.

                                   ARTICLE X.

                          SHARE TRANSFER RESTRICTIONS

         The Corporation shall have the right to impose restrictions upon the transfer of any of its authorized shares or any interest therein. The Board of Directors is hereby authorized on behalf of the Corporation to exercise the Corporation's right to so impose such restrictions by agreement or otherwise.


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                                  ARTICLE XI.

              TRANSACTIONS WITH INTERESTED OFFICERS AND DIRECTORS

         No conflicting interest transaction (as that term is defined in Section 7-108-501 of the Act) shall be void or voidable or be enjoined, set aside, or give rise to an award of damages or other sanctions in a proceeding by a shareholder or by or in the right of the corporation, solely because the conflicting interest transaction involves a director of the Corporation or an entity in which a director of the Corporation is a director or officer or has a financial interest or solely because the director is present at or participates in the meeting of the Corporation's Board of Directors or of the committee of the Board of Directors which authorizes, approves, or ratifies the conflicting interest transaction or solely because the director's vote is counted for such purpose if the requirements of Section 7-108-501(2) of the Act are met.

                                  ARTICLE XII.

                          INDEMNIFICATION OF DIRECTORS

                  OFFICERS, EMPLOYEES, FIDUCIARIES AND AGENTS

          All directors or other persons acting on behalf of the Corporation in an official capacity (as that term is defined in Section 7-109-101(5) of the Act) shall be indemnified by the Corporation to the maximum extent permitted by law, including (without limitation)
Article 109 of the Act. Such indemnification will include (without limitation) expenses reasonably incurred by or imposed upon him in connection with or arising out of any action, suit or proceeding in which he may be involved or to which he may be made a party by reason of his being or having been a Director, Officer, Employee, fiduciary or Agent of the Corporation, or at its request of any other corporation of which it is a shareholder or creditor or other person acting on behalf of the Corporation in an official capacity (whether or not he continues to be a Director, Officer, Employee, fiduciary or Agent or continuing to act in an official capacity at the time of imposing or incurring such expenses). The foregoing right of indemnification shall not be exclusive of other rights to which he may be entitled under applicable state law

                                 ARTICLE XIII.

                            LIMITATION OF LIABILITY

         A director of this Corporation shall not be liable to this Corporation or its shareholders for monetary damages for breach of fiduciary duty as a director except for liability (i) for any breach of the director's duty of loyalty to this Corporation or to

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its shareholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law,
(iii) for acts specified in Section 7-108-403 of the Act, or (iv) any transaction from which the director directly or indirectly received an improper personal benefit.